Exhibit 99.1

PATRIK FRISK TO BECOME CHIEF EXECUTIVE OFFICER
OF UNDER ARMOUR ON JANUARY 1, 2020

Founder Kevin Plank to Become Executive Chairman and Brand Chief

BALTIMORE, Oct. 22, 2019 – The Board of Directors of Under Armour, Inc. (NYSE: UA, UAA) today announced that President & Chief Operating Officer (COO) Patrik Frisk will become the company’s Chief Executive Officer (CEO), effective Jan. 1, 2020. Frisk, 56, will serve as CEO & President, reporting to Kevin Plank and will join Under Armour’s Board of Directors. Plank, having served as Chairman and CEO since he founded the company in 1996, will become Executive Chairman & Brand Chief continuing to lead Under Armour’s Board of Directors while focusing on product elevation, amplifying the brand story and stewarding the company’s strong team culture.

“Our multi-year, transition approach has ensured purposeful leadership continuity. Patrik is the right person to serve as Under Armour’s next CEO,” said Plank. “As my partner during the most transformative chapter in our history, he has been exceptional in his ability to translate our brand’s vision into world-class execution by focusing on our long-term strategy and re-engineering our ecosystem through a strategic, operational and cultural transformation.”

Plank continued, “Having earned the trust and respect of our teammates, customers and shareholders, Patrik’s proven track record of industry experience, straightforward leadership style and championship of our brand and culture makes him uniquely positioned to smartly capitalize on the opportunities in front of us. As I envision our future – I look forward to further partnering with Patrik to continue our pursuit of becoming the best athletic brand in the world. I am confident that we are just getting started.”

Under Armour President & COO Patrik Frisk added, “I joined Under Armour to be part of an iconic brand that demonstrated the power of sport and premium experience, when properly harnessed, is capable of unlimited possibilities. Today, I am even more resolute in this conviction. The opportunity that lies ahead of us is incredible. As our entire global team continues to lean hard into our transformation, I am honored to lead this great brand toward the realization of its full potential.”

Mr. Frisk joined Under Armour in 2017 following nearly 30 years of experience in the apparel, footwear and retail industry. Prior to Under Armour, he was CEO of The ALDO Group, a global footwear and accessories company. Previous to that, he spent more than a decade with VF Corporation where he held numerous leadership positions including Coalition President of Outdoor Americas (The North Face® and Timberland®), President of the Timberland® brand, President of Outdoor & Action Sports (EMEA), and Vice President and General Manager of The North Face®.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer and distributor of branded athletic performance apparel, footwear and accessories. Powered by one of the world’s largest digitally connected fitness and wellness communities, Under Armour’s innovative products and experiences are designed to help advance human performance, making all athletes better. For further information, please visit https://about.underarmour.com.

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Under Armour Contacts:
Lance Allega	Diane Pelkey
SVP, Investor Relations & Corporate Development	SVP, Global Communications
(410) 246-6810	(410) 246-5927

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